SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                             MIPS Technologies, Inc.
                             -----------------------
                                (Name of Issuer)


                Class B Common Stock, par value $0.001 per share
                ------------------------------------------------
                         (Title of Class of Securities)


                                    604567-20-6
                                    -----------
                                 (CUSIP Number)


                                December 31, 2002
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)


                                    --------


                                Page 1 of 7 Pages

                                  SCHEDULE 13G

CUSIP No.  604567-20-6                                         Page 2 of 7 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Jay Goldman Master Limited Partnership
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                              5)  SOLE VOTING POWER
      NUMBER                      887,000
      OF                   -----------------------------------------------------
      SHARES                  6)  SHARED VOTING POWER
      BENEFICIALLY
      OWNED BY                    0
      EACH                 -----------------------------------------------------
      REPORTING               7)  SOLE DISPOSITIVE POWER
      PERSON
      WITH                        887,000
                           -----------------------------------------------------
                              8)  SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    887,000
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    |-|

--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.5%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  604567-20-6                                         Page 3 of 7 Pages
--------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Woodmont Investments Limited
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                     (b) |_|
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
-------------------------------------------------------------------------------
                              5) SOLE VOTING POWER

      NUMBER                     199,800
      OF                    ---------------------------------------------------
      SHARES                  6) SHARED VOTING POWER
      BENEFICIALLY
      OWNED BY                   0
      EACH                  ---------------------------------------------------
      REPORTING               7) SOLE DISPOSITIVE POWER
      PERSON
      WITH                       199,800
                            ---------------------------------------------------
                              8) SHARED DISPOSITIVE POWER

                                 0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,800
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    |-|

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.0%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------


Item 1(a).  Name of Issuer:

                MIPS Technologies, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                1225 Charleston Road
                Mountain View, CA  94043-1353

Item 2(a).  Name of Person Filing:

                The Jay Goldman Master Limited Partnership
                Woodmont Investments Limited

    Item 2(b). Address of Principal Business Office or, if None, Residence:

                The Jay Goldman Master Limited Partnership

                  157 west 57th Street, 48th Floor
                  New York, New York  10019

                Woodmont Investments Limited
                ----------------------------

                  c/o Insinger Trust (BVI) Limited
                  P.O. Box 438
                  Road Town, Tortola
                  British Virgin Islands

Item 2(c).  Citizenship:

                The Jay Goldman Master Limited Partnership
                ------------------------------------------

                  Delaware

                Woodmont Investments Limited
                ----------------------------

                  British Virgin Islands

Item 2(d).  Title of Class of Securities:

                Class B Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

                604567-20-6

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or Dealer Registered Under Section 15 of the Act.

         (b) |_| Bank as defined in section 3(a)(6) of the Act.

         (c) |_| Insurance Company as defined in section 3(a)(19) of the Act.

         (d) |_| Investment Company registered under section 8 of the Investment Company Act.

         (e) |_| An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         The Jay Goldman Master Limited Partnership
         ------------------------------------------

         (a) Amount beneficially owned: 887,000

         (b) Percent of class: 3.5%

         (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:       887,000

               (ii)  Shared power to vote or to direct the vote:         0

               (iii) Sole power to dispose or to direct the
                     disposition of:                                 887,000

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                     0

         Woodmont Investments Limited
         ----------------------------

         (a) Amount beneficially owned:    199,800

         (b) Percent of class:     1.0%

         (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:          199,800

               (ii)  Shared power to vote or to direct the vote:           0

               (iii) Sole power to dispose or to direct the
                     disposition of:                                    199,800

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                       0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |x|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8. Identification and Classification of Members of the Group or Control Person.

            Not applicable

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES


         After reasonable inquiry and to the best knowledge of my knowledge and belief, the undersigned, certifies that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2003


                                    THE JAY GOLDMAN MASTER LIMITED PARTNERSHIP


                                    By  /s/ Jay G. Goldman
                                       ------------------------------------
                                       Name:  Jay G. Goldman
                                       Title: General Partner


                                    WOODMONT INVESTMENTS LIMITED


                                    By  /s/ Jay G. Goldman
                                       ------------------------------------
                                       Name:  Jay G. Goldman
                                       Title: Portfolio Manager